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HSBC CORPORATE BANKING
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
New York Branch: 140 Broadway, New York, NY 10005-1196
April 3, 1995

Mr. Michael Sheh
Senior Vice President and Treasurer
Richfield Hospitality Services, Inc.
5775 DTC Boulevard
Englewood, CO 80111

Dear Michael:

               BANKING FACILITIES FOR AIRCOA HOTEL PARTNERS, L.P.

We are pleased to confirm the willingness of the New York Branch of the Hongkong and Shanghai Banking Corporation Limited to grant the following facilities, subject to the terms and conditions mentioned hereunder:

LENDER: The Hongkong and Shanghai Banking Corporation Limited, New York Branch (the "Bank").

BORROWER:      Aircoa Hotel Partners, L.P., a Delaware limited partnership (the
               "Borrower").

GUARANTOR:     Regal Hotels International Holdings Limited, a Bermuda registered corporation (the "Guarantor").

AMOUNT:        (A)  USD45,000,000 first mortgage loan (the "Mortgage Loan"), and
               (B)  USD1,000,000 revolving credit line (the "Revolving Loan").

               Maximum aggregate amount of facilities A and B shall not exceed 65% of aggregate appraised value of the Properties (as defined in the Collateral section below) as reviewed and accepted by the Bank.

PURPOSE:  (A)  (1)  Refinance USD39,200,000 of first mortgage debt secured by first mortgages on the Properties (as defined below),
               (2) Refinance USD1,790,000 of junior unsecured debt owed to National City Bank (Indiana),
               (3) Provide USD3,310,000 to partially fund property renovations at some of the Properties, and
               (4) Provide approximately USD700,000 to fund the facility fee and estimated closing costs including legal, environmental, and engineering due diligence expenses.

          (B) Seasonal working capital needs of the properties. Subject to 60 day annual cleanup.

INTEREST RATE: At the Borrower's option:

          (A)  (1)  Prime plus 1. 25% p.a., payable monthly (the



                                                                   EXHIBIT 10.39
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                    "Floating Rate Option"). Prime Rate  means, for any day, the rate of interest publicly announced from time to time by Marine Midland Bank at the New York City Main Branch as its prime rate, and is a base rate for calculating interest on certain loans. Any change in the interest rate on this facility resulting from a change in Marine Midland Bank's Prime Rate shall be effective on the date of such change.

               (2) 1, 2, 3, 6, or 12 month Reserve Adjusted LIBOR plus 2.00%, p.a., with payments of interest due at the maturity of the LIBOR period chosen (the "LIBOR Option"). For LIBOR periods longer than 3 months, interest payments shall be due quarterly. Borrower will be required to reimburse the Bank for and indemnify the Bank against all costs incurred by or imposed against the Bank as a result of any change in laws, regulations, rules or directives which impose, modify or deem applicable any reserve or special deposit requirements against all losses, penalties, taxes, expenses, and other charges suffered by the Bank in connection with Borrower's selection of a LIBOR option.

               (3) For periods longer than one year up to a maximum of three years, fixed rate financing calculated at a rate of the Bank's fixed-rate cost of funds for this period plus a margin of 2.00% p.a., with interest payments due quarterly (the "Fixed Rate Option").

          (B)  (1)  MMB Floating Prime plus 1.25% p.a. (as above),
               (2) 1, 2, 3, 6, and 12 month Reserve Adjusted LIBOR plus 2.00% p.a. (as above).

PENALTY RATE:  After maturity and with respect to late payments, the Loan shall bear interest at a rate per annum equal to the interest rate then in effect plus 2.00% p.a. (the "Default Rate"). In the case of funding under the LIBOR option only, the Default Rate shall be 2.00% p.a. above the rate in effect until the maturity of the LIBOR funding period, after which time the Default Rate shall be 2.00% p.a. above the rate applicable under the Floating Rate option.

FACILITY FEE:  Extension fee of USD300,000 payable at closing.

AMORTISATION:  (A)  Five years from closing.  Monthly principal payments of
                    USD90,000 (approximately based on a 20 year amortization schedule), with a balloon repayment of approximately USD39.6M due at maturity.

               (B)  Renewable annually subject to no default.
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                    Subject to repayment on demand in the event of a default.
                    Annual 60 day reduction of outstandings to a maximum of USD500,000 required.
PREPAYMENT
 PROVISIONS:   During loan years 1 and 2 a penalty of 1% will be assessed on principal amounts prepaid, and during loan year 3 a penalty of 0.5% will be assessed on principal amounts prepaid, provided however, that the penalty shall not apply to mandatory prepayments or prepayments arising from a sale of the Properties to a third party. No prepayment penalties will be assessed for prepayments occuring in loan years 4 and 5.

               (1) In the case of LIBOR Option funding the loan may be prepaid in full or in partial increments upon 7 days written notice to the Bank. Should prepayment occur during the LIBOR interest option, an amount equal to the Bank's funding losses will be assessed on the amount prepaid and the remaining days to maturity in the LIBOR period in effect at the time of prepayment based on the difference between the Bank's LIBOR rate for such interest option and the prevailing LIBOR rate offered for comparable amounts and tenures at the time of prepayment. A determination of the funding loss shall be made in accordance with the Bank's funding loss provisions which are customary for loans of this type.

               (2) In the case of Fixed Rate Option funding the loan may be prepaid in full or in partial increments upon 7 days written notice to the Bank. An amount equal to the Bank's funding losses will be assessed on the amount prepaid and the remaining days to maturity in the fixed rate funding period in effect at the time of prepayment based on the difference between the Bank's fixed rate for such interest option and the prevailing rate offered for comparable amounts and tenures at the time of prepayment. A determination of the funding loss shall be made in accordance with the Bank's funding loss provisions which are customary for loans of this type.

               (3) In the case of Floating Rate Option funding, any prepayments (subject to 7 days written notice to the Bank) will be permitted without additional breakage costs.

COLLATERAL:    (A)  Registered first mortgages on seven hotel properties owned by the Borrower (each, a "Property" and collectively, the
                    "Properties) :
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AIRCOA HOTEL PARTNERS L.P.                                         APRIL 3, 1995
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                    Aurora Inn - Aurora, OH
                    Pine Lake Trout Club - Chagrin Falls, OH
                    Fourwinds/Clarion - Bloomington, IN
                    Regal McCormick Ranch - Scotsdale, AZ
                    Sheraton Inn - Buffalo, NY
                    Sheraton Lakeside Inn - Orlando, FL
                    Sheraton University Center - Durham, NC

               (B) First lien on all assets relating to the operation of the hotel Properties, including FF&E and inventory, supported by UCC-1 filings.
               (C) Assignment of accounts receivable, management contracts, and all licenses, patents, and franchises.
               (D)  Assignment of leases and rents of all the Properties.

               (E) Assignment of proceeds from the sale or refinancing of any of the Properties securing the Mortgage Loan, which shall be used to pay down loan principal and accrued interest in an amount equal to: (i) the pro rata share of the Mortgage Loan amount allocated to the Property (to be set forth in the Credit Agreement); plus (ii) 50% of Excess Proceeds derived from the sale or refinancing of the Property. "Excess Proceeds" shall mean the gross proceeds derived from the sale or refinancing less (a) commissions, broker's fees and closing costs actually incurred by the Borrower, and (b) the pro rata share of Mortgage Loan amount allocated to the Property.

               (F) A Debt Service Reserve Account to be funded in an amount equal to three months debt service (principal and interest) on the Mortgage Loan and the Revolving Loan. This account will be gradually funded with 25% of Annual Excess Cash Flow from the Properties deposited on an annual basis until the required balance (estimated at USD1.35M) is met. "Annual Excess Cash Flow" shall be defined as aggregate net operating income from the Properties less: (a) debt service (P + I) on the Mortgage Loan and Revolving Loan, (b)
                    required contributions to the capex reserve account, and (c) interest payments on affiliate debt. Once the Debt Service Reserve Account is funded at the required level, the 25% of Annual Excess Cash Flow previously used to fund this account will be available for distribution subject to the restrictions discussed in the Covenant section below. If the Borrower achieves a Debt Service Coverage Ratio (see Covenant section below for
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AIRCOA HOTEL PARTNERS, L.P.                                        APRIL 3, 1995
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                    definition and method of calculation) of 1.5OX or greater
                    for two successive years, funds in the Debt Service Reserve Account will be released for distribution.

GUARANTEES:    (1)  Continuing limited guarantee ("Debt Service Guarantee") of the Guarantor for all interest and scheduled principal repayments, excluding the final principal repayment at maturity.

               (2) Continuing limited guarantee ("Principal Guarantee") of the Guarantor for the amount, if any, by which principal outstandings exceed 65% of the aggregate appraised value of the Properties as reviewed and accepted by the Bank. The amount of such Principal Guarantee shall be fixed as of the closing date and the amount of such Principal Guarantee shall not be reduced due to any principal reduction or increase in the appraised value of the Properties. In the event that the appraised value of the Properties as determined at the closing date should decrease during the term of the facilities, the amount of the Principal Guarantee shall be increased so that the Principal Guarantee will cover any amount by which the loan to value ratio exceeds 65%.

COVENANTS:     Standard, including:

               (1)  Minimum debt service coverage ratio of 1.25X in loan years
                    1, 2, and 3 and 1. 3OX in loan years 4 and 5. "Debt Service Coverage Ratio" shall be defined as aggregate net operating income of the Properties, less capex reserves, divided by debt service (P + I) on the Mortgage Loan and the Revolving Loan. Debt Service Coverage Ratio shall be calculated on an annual basis using actual aggregate net operating income and capex reserves for the calendar year just ended and projected debt service for the coming calendar year.
               (2) No additional debt except unsecured borrowings from affiliates which shall be subordinated to bank debt.
               (3) Debt owed to affiliate companies to be subordinated to the bank. Subject to the Borrower meeting the required Debt Service Coverage Ratios, up to 25% of Annual Excess Cash
                    Flow may be applied to repayment of affiliate debt.
                    Interest payments allowed only after debt service (P + I) on the Mortgage Loan and Revolving Loan. No principal or interest payments on affiliate debt if Debt Service Coverage Ratios are not met or in an event of default.
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               (4)  Management fees paid to Richfield shall not exceed 4% of gross revenues and shall be subordinated to the bank. Management fees shall not be paid to Richfield if the Borrower fails to meet minimum debt service coverage ratios, or in the event of any monetary default. Provided however, that any unpaid fees will accrue and become payable upon Borrower's curing any such failure or default.
               (5)  Maintenance of a capital expenditure reserve account for each property equal to at least 5% of annual gross revenues. If, for reasons of the timing of capital repairs or upgrades, the full 5% is not expended during the year, or if the Bank and the Borrower mutually agree that capital expenditures in an amount less than 5% of a given Property's annual gross revenues is adequate for a given year, the difference between the amount expended and the 5%
                    requirement will be escrowed for application against the following year's requirement. The funds so escrowed may only be used for capital expenditures. For the balance of calendar year 1995, the reserve requirement will only be 4% in view of the funds being made available for capital improvements.
               (6) The Regal Group's ownership interest in the Borrower (approximately 71% of the total voting rights of all outstanding Class A limited partnership units) may not be diluted or changed without the Bank's approval. The Bank will not unreasonably withhold such approval as long as the Regal Group's ownership interest does not fall below a controlling 51%.
               (7) Annual cash distributions to Class A partnership unitholders limited to 50% of Annual Excess Cash Flow (as defined above). Provided however, that if the Borrower achieves a Debt Service Coverage Ratio of 1.50X or greater for any calendar year during the loan term, and the Debt Service Reserve Account is fully funded, then up to 75% of Annual Excess Cash Flow may be distributed. Cash distributions may not be paid if the Borrower fails to meet the minimum debt service coverage ratio or in the event of a monetary default.
               (8) Annual audited financials and 10K statements within 90 days of fiscal year end, and quarterly management prepared financials and 10Q statements for the Borrower within 60 days of the end of first, second, and third quarters.
               (9) Annual audited financials of Regal Hotels International Holdings Limited within 180 days of fiscal year end.
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               (10) Annual audited financial statements and quarterly management prepared financial statements of Richfield Hospitality Services, Inc. within 120 days of fiscal year end and 60 days of quarter end.
               (11) For Each Property, monthly operating statement within 30 days of month end, and STAR reports as soon as possible after received by the Borrower.
               (12) New property appraisals every two years at the Borrower's expense. If, upon reappraisal, the aggregate value of the portfolio should yield an LTV in excess of 65%, the Guarantor shall increase its Principal Guarantee by an amount which, when added to aggregate appraised portfolio value, will yield an LTV of 65% or lower. The Bank shall have the right to commission new appraisals or require updates of the current appraisals more frequently than every two years, provided that the expense of these additional appraisals/updates are paid by the Bank.
               (13) Subordination of ground leases for the Sheraton-Buffalo and
                    Clarion-Fourwinds Properties. On a best efforts basis, the Borrower will try to negotiate the subordination of the ground lease for the Regal McCormick Ranch Property.
               (14) The Borrower and Richfield must comply with all requirements of the franchise/licensing agreements.
               (15) Such other covenants as the Bank may require.

INSURANCE:     The Borrower must provide evidence of public liability and casualty insurance coverage on the Properties (along with flood insurance should the Properties be located in a flood hazard zone) with the Bank's interest noted as mortgagee and loss payee, and such other coverage that the Bank may reasonably deem necessary to protect its interest.

INDEMNITIES:   Applicable environmental and Americans With Disabilities Act indemnities.
EVENTS OF
  DEFAULT:     Standard including:

               (1)  Non payment of principal or interest.
               (2)  Material adverse change in the financial condition of the
                    Borrower, Richfield, or the Guarantor.
               (3)  Failure to meet any covenant requirement.
               (4)  Such other events of default as the Bank may require.
CONDITIONS
  PRECEDENT:   (1)  Delivery of Phase I environmental surveys of each Property satisfactory to the Bank.
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               (2)  Delivery of property condition surveys of each property satisfactory to the Bank. The Bank shall commission these surveys at the expense of the Borrower. The Borrower will be required to substantially comply with the reasonable recommendations of the property condition surveys as a part of their ongoing plans for capital expenditures and renovations.

               (3) Delivery of all deeds of trust, mortgages, security agreements, pledge agreements, insurance policies, financing statements, evidence of recordation and all other documentation necessary or requested by the Bank to perfect and maintain the Bank's security interest as described above.

               (4) Delivery of title insurance policies issued by a company or companies acceptable to the Bank in an amount not less than the total Mortgage Loan amount ensuring that the Bank has valid first mortgage liens on the Properties providing affirmative insurance required by the Bank, and confirming the nonexistence of any liens, mortgages, judgments, taxes or assessments affecting the Properties and an updated survey for each Property certified by a registered surveyor or updated by title company inspection and dated within 60 days prior to the date of closing.

               (5) At the time of closing, the Bank shall have received evidence satisfactory to it that none of the Properties nor any parts thereof have suffered any casualty or are subject to actual or threatened condemnation or taking by eminent domain or otherwise.

               (6) Delivery to the Bank of copies of all liquor licenses and other material licenses and permits relating to the operation of the Properties.

               (7) Delivery to the Bank of copies of the hotel operating agreements between each hotel operator and the Borrower and copies of the franchise and/or license agreements relating to the hotels, with estoppel letters in form satisfactory to the Bank signed by each operator, franchisor, and licensor.

               (8) Delivery to the Bank of evidence that all taxes with respect to the Properties are current and have been paid.

               (9)  Delivery to the Bank of Certificates of
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AIRCOA HOTEL PARTNERS, L.P.                                        APRIL 3, 1995
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                    Occupancy, Fire Underwriter's Certificates and any other
                    licenses or permits relating to the legal use of the Properties, and evidence that no municipal or other violations exist, and that the premises comply with all local, state, and federal laws and regulations.

               (10) Delivery to the Bank of such corporate documents as the Bank shall require as evidence of the Borrower's existence, power, and authority to enter into the transaction described in this proposal.

               (11) Satisfactory opinion from counsel to the Borrower and the
                    Guarantor and any other legal opinion relating to the Bank's security interest in the collateral.

AVAILABILITY:  Upon completion of loan documentation required and compliance with all conditions described above.

DOCUMENTATION: All loan documentation will be prepared by the Bank's lawyers and will contain such terms and conditions considered by the bank (and its lawyers) to be reasonable and necessary for a transaction of this nature.

               All documentation and formalities should be accomplished on or before 30 June 1995. If closing has not occurred by such date for any reason, the Bank reserves the right to terminate this offer.

EXPENSES:      All transaction costs, including legal, appraisal, environmental, and engineering fees incurred in connection with the negotiation and preparation of documentation and closing of this transaction will be for the account of the Borrower.

TAXATION:      All payments of principal, interest, fees and other expenses shall be made by the Borrower free and clear of taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever.

GOVERNING
  LAW: This offer letter shall be governed by the laws of the state of New York. The documents evidencing and securing the facilities shall be governed by the laws of the state of New York except that such documents may provide for the law of the states in which any of the Properties is located to be the law governing such documents.

ASSIGNMENT:    Borrower may not assign or transfer this offer letter.


The terms and conditions of this commitment are not limited to the
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AIRCOA HOTEL PARTNERS, L.P.                                        APRIL 3, 1995
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above terms and conditions.  Those matters which are not covered by or made clear in the above outline are subject to mutual agreement of the parties.
This commitment is conditional upon the preparation, execution and delivery of legal documentation in form and substance satisfactory to us and to our counsel incorporating substantially the terms and conditions outlined or referred to above. This offer is open for acceptance until 15 April 1995 ("Expiry Date") . Please indicate your understanding and acceptance of the foregoing terms and conditions by signing and returning to us the duplicate copy of this letter on or before the Expiry Date.


We are pleased to advise that your Corporate Banking relationship officers are:

               Josephine Lee            (212) 658-2858
               A.J. Andreasen           (212) 658-2847


While the individuals listed above are the primary contact people between you and the Bank and will always be pleased to assist you, it may sometimes be more effective if you have any matters of an operational nature to transact or discuss, that you contact our Loan Operations area:


               David Colberg            (212) 658-2825


We look forward to being of continued assistance.


Yours sincerely,



/s/ J N Rider                           /s/ Josephine Lee
- ---------------------                   --------------------
J N Rider                               Josephine Lee
Senior Vice President                   Vice President
Real Estate                             Real Estate








The undersigned consent and agree in principle to all of the terms of this letter.


For: Aircoa Hotel Partners, L.P.
     By:  AIRCOA Hospitality Services, Inc.,
          its general partner

By:  /s/ Michael Sheh/ David Ridgley
     -------------------------------
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AIRCOA HOTEL PARTNERS, L.P.                                        APRIL 3, 1995
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Authorized Signature(s)


Michael Sheh / David Ridgley
- ----------------------------------
Print Name

Sr. V.P./
Treasurer      V.P./Chief Accounting Officer
- ----------------------------------
Title


Date:     April 4, 1995
     -----------------------------